Exhibit 6.12

CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (“Settlement Agreement”) is entered into by and among:

Hylete, Inc., a Delaware corporation with a principal place of business at 560 Stevens Ave, Solana Beach, CA 92075 (“Hylete”), Ronald L.Wilson II, an individual (“Wilson”), and Matthew Paulson, an individual (“Paulson”), on the one hand (collectively, the “Hylete Parties”); and

Hybrid Athletics, LLC, a Connecticut limited liability company, with a principal place of business at 484 Pepper St, Monroe, CT 06468 (“Hybrid Athletics”), and Robert Orlando, an individual (“Orlando”), on the other hand (collectively, the “Hybrid Athletics Parties”).

This Settlement Agreement sometimes refers to Hylete, Wilson, Paulson, Hybrid Athletics, and Orlando collectively as “the Parties,” and individually as a “Party.”

RECITALS

A.	WHEREAS, Hylete is the owner of United States Trademark Registration Nos. 5542764 and 4318646, and U.S. Trademark Application Serial Nos. 87330360 and 85837045 (“Hylete Applications and Registrations”);

B.	WHEREAS, Hylete is the owner of all right, title and interest in and to the marks shown in the Hylete Applications and Registrations for use in connection with at least all of the goods and services identified in the respective trademark applications and registrations;

C.	WHEREAS, Hybrid Athletics is the owner of United States Trademark Registration Nos. 4609469, 4480850, and 4722185 (“Hybrid Athletics Trademarks”);

D.	WHEREAS, Hybrid Athletics is the owner of all right, title, and interest in and to the marks shown in the Hybrid Athletics Trademarks for use in connection with at least all the goods and services identified in the associated trademark registrations.

E.	WHEREAS, Hylete, Wilson, Paulson, and Hybrid Athletics are involved in a dispute in the United States District Court, District of Connecticut in the matter captioned as Hybrid Athletics, LLC v. Hylete, LLC (D. Conn., Aug. 30, 2019, No. 3:17-CV-1767 (VAB)), in which Hybrid Athletics contends it was damaged and further contends that Hylete, Wilson, and Paulson were unjustly enriched as a result of alleged trademark infringement, false designations of origin, and unfair competition by the Hylete Parties, and in which Hybrid Athletics seeks to recover, among other things, all damages and attorneys’ fees and costs allegedly incurred in the prosecution of its claims (the “Connecticut Action”);

F.	WHEREAS, Hylete, Hybrid Athletics, and Orlando have also been involved in a dispute in the United States District Court, Southern District of California in the matter captioned as Hylete, Inc. v. Hybrid Athletics, LLC (S.D. Cal., May 21, 2020, No. 3:19-CV-02494 (WQH-AGS)), which was dismissed on May 21, 2020 (“California Action”);

G.	WHEREAS, Hylete, Inc. and Hybrid Athletics are involved in a dispute before the Trademark Trial and Appeals Board, Cancellation No. 92069004, in which Hylete seeks the cancellation of Hybrid Athletics’ trademark Registration No. 4,609,469 (“the Cancellation”);

H.	WHEREAS, the Parties desire to reduce the expense and uncertainty of litigating any claims and have determined to resolve their disputes as set forth in this Settlement Agreement and thereby wish to release each other from any claims; and

I.	WHEREAS, as of the effective date of this Settlement Agreement, the Parties are duly authorized to approve this Settlement Agreement, on the terms and subject to the conditions set forth in this Settlement Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and releases herein contained, the sufficiency and receipt of which are hereby acknowledged, without admitting any liability on any allegation, claim or counterclaim or any other wrongdoing whatsoever, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.	Dismissal of Litigation.

1.1            Within ten (10) days of the last of the Parties executing this Settlement Agreement, the Parties shall dismiss the claims and counterclaims against each other in the Connecticut Action and the Cancellation, with prejudice.

Section 2.	Releases

2.1            Release by the Hybrid Athletics Parties. Except for any rights or claims created or reserved by this Settlement Agreement, the Hybrid Athletics Parties release the Hylete Parties and their employees, officers, directors, attorneys, agents, customers, subsidiaries, predecessors, successors and assigns from any and all causes of actions, suits, proceedings, debts, contracts, judgments, damages, costs, claims and demands of any kind and nature, at law, in equity, or otherwise, known and unknown, disclosed and undisclosed, relating in any way to its claims and counterclaims in the Connecticut Action, the California Action, and the Cancellation.

2.2            Release by the Hylete Parties. Except for any rights or claims created or reserved by this Settlement Agreement, the Hylete Parties release the Hybrid Athletics Parties and their employees, officers, directors, attorneys, agents, customers, subsidiaries, predecessors, successors and assigns from any and all causes of actions, suits, proceedings, debts, contracts, judgments, damages, costs, claims and demands of any kind and nature, at law, in equity, or otherwise, known and unknown, disclosed and undisclosed, relating in any way to its claims and counterclaims in the Connecticut Action, the California Action, and the Cancellation.

2.3            California Civil Code section 1542 Waiver. The Parties acknowledge that they are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Parties hereby waive and relinquish all rights and benefits that they may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. This waiver is not a mere recital but is a knowing waiver of the rights and benefits otherwise available to the Parties under this section.

Section 3.	Payments and Other Consideration.

3.1           Upfront Payment. In consideration for the promises, covenants, and releases by the Hybrid Athletics Parties, within five (5) business days of execution of the Settlement Agreement, Hylete shall pay, or cause to be paid, a one-time payment of One Million Dollars ($1,000,000.00 USD) to Orlando.

3.2            Future Payments. In further consideration for the promises, covenants, and releases by the Hybrid Athletics Parties, starting no earlier than 2021, Hylete shall pay, or cause to be paid, a total sum of One Hundred Thousand Dollars ($100,000.00 USD) which sum shall be made in four annual installments of Twenty Five Thousand Dollars ($25,000.00 USD) each, to Orlando, on November 1, 2021, November 1, 2022, November 1, 2023, and November 1, 2024.

3.2.1	If Hylete fails to make any payment in paragraph 3.2 on its scheduled due date and fails to cure within thirty (30) days, then all remaining scheduled payments in paragraph 3.2 shall immediately become due and a late interest charge, based upon an annual interest rate of eighteen percent (18%), shall begin to accrue immediately on the total remaining sum owed.

3.3           Other Consideration. In further consideration for the promises, covenants, and releases by the Hybrid Athletics Parties, Hylete shall issue to Orlando a Stock Purchase Warrant in the form attached as Exhibit “A” hereto for 950,000 shares of Class A Common Stock of Hylete, which the Hylete Parties represent constitutes approximately two point three percent (2.3%) of Hylete’s issued and outstanding shares as of the Effective Date.

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Section 4.	Covenant Not to Sue or Challenge.

4.1           The Hybrid Athletics Parties and their representatives, agents and assigns covenant not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed, any action, cause of action or proceeding against the Hylete Parties or their employees, officers, directors, attorneys, agents, customers, subsidiaries, predecessors, successors and assigns, regarding or in any way related to any of the claims asserted in the Connecticut Action, the California Action, and the Cancellation, including, but not limited to, any cause of action based on or involving trademark infringement, unfair competition, or false advertising, under state or federal law with respect to the trademarks in the Hylete Applications and Registrations or the Hybrid Athletics Trademarks. The Parties agree that this covenant will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. Notwithstanding anything to the contrary, the Hybrid Athletics Parties shall not be prohibited from responding to any validly issued subpoena for discovery or testimony in an action brought by a third party.

4.2            The Hybrid Athletics Parties, their representatives, agents and assigns agree not to challenge any existing trademark registrations or applications owned by any of the Hylete Parties or their subsidiaries, successors and assigns, or assist any individual or entity to challenge any such registrations or applications. The Parties agree that this covenant, will constitute and may be pleaded as, a bar to any efforts to challenge any such trademark registrations or applications. Notwithstanding anything to the contrary, the Hybrid Athletics Parties shall not be prohibited from responding to any validly issued subpoena for discovery or testimony in an action brought by a third party.

4.3            The Hylete Parties and their representatives, agents, and assigns covenant not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed, any action, cause of action, or proceeding against the Hybrid Athletics Parties or their employees, officers, directors, attorneys, agents, customers, subsidiaries, predecessors, successors and assigns, regarding or in any way related to any of the claims asserted in the Connecticut Action, the California Action, and the Cancellation, including, but not limited to, any cause of action based on or involving trademark infringement, unfair competition, or false advertising, under state or federal law with respect to the trademarks in the Hylete Applications and Registrations or the Hybrid Athletics Trademarks. The Parties agree that this covenant will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. Notwithstanding anything to the contrary, the Hylete Parties shall not be prohibited from responding to any validly issued subpoena for discovery or testimony in an action brought by a third party.

4.4            The Hylete Parties, their representatives, agents, and assigns agree not to challenge any existing trademark registrations or applications owned by any of the Hybrid Athletics Parties or their subsidiaries, successors and assigns, or assist any individual or entity to challenge any such registrations or applications. The Parties agree that this covenant, will constitute and may be pleaded as, a bar to any efforts to challenge any such trademark registrations or applications. Notwithstanding anything to the contrary, the Hylete Parties shall not be prohibited from responding to any validly issued subpoena for discovery or testimony in an action brought by a third party.

Section 5.	Mutual Non-Disparagement.

5.1            Neither Party, nor their respective agents, affiliates, or representatives shall directly or indirectly make false or misleading representations regarding, or otherwise disparaging or degrading, the other Party, its agents, affiliates, or representatives, or its businesses, products, services, intellectual property, or activities.

Section 6.	No Admissions of Liability.

6.1            The promises, covenants, and releases and other terms set forth in this Settlement Agreement are the result of a compromise, and shall never, at any time, for any purpose, be considered an admission of any liability, claim, or contention of any Party against the other Party hereto or of liability or responsibility on the part of any of the Parties, who continue to deny such liability and to disclaim such responsibility.

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Section 7.	Confidentiality

7.1            The Parties acknowledge and agree that the mere existence of this Settlement Agreement and the identification of the Parties is not confidential. The Parties expressly understand and agree that the specific terms of this Settlement Agreement, including but not limited to, the fact of any payments being made and the amounts to be paid or other compensation hereunder, shall remain confidential and shall not be disclosed by any Party except: (a) as may be required by applicable law; (b) as may be required by judicial or governmental order or rule; (c) as may be required by GAAP and/or SEC reporting requirements; (d) in confidence to a Party’s accountants, tax advisors, auditors and/or attorneys for purposes of seeking professional services; (e) by written consent of the other Party and under terms of confidentiality; and/or (f) as may be used by the Parties to enforce the terms of this Settlement Agreement.

Section 8.	Full Settlement.

8.1            The Parties acknowledge that the mutual promises, covenants, and releases, and all other terms under this Settlement Agreement are in full and complete satisfaction of all claims, rights, and other remedies sought or available to the parties in the Connecticut Action, the California Action, and the Cancellation, including any claim for attorneys’ fees and costs as a prevailing party. For the avoidance of doubt, each Party is to bear their own attorneys’ fees and costs in the Connecticut Action, the California Action, and the Cancellation, including any fees and costs incurred in executing this Settlement Agreement.

8.2            The Parties acknowledge that the mutual promises, covenants, and releases, and all other terms under this Settlement Agreement shall apply globally around the world and are not limited to the United States.

Section 9.	Representations.

9.1            No Breach of Other Agreements. The Parties represent and warrant that by entering into this Settlement Agreement, they are not in breach of the terms of any other agreement to which any of them is a party, and that the terms of this Settlement Agreement do not breach any obligations that any of them owes to any third party.

9.2            Authority. Each Party represents and warrants that it/he has full right, power, and authority to (a) enter into this Settlement Agreement, and (b) bind it/him to the terms of this Settlement Agreement. Each Party also covenants that it/he will obtain, maintain, and exercise all rights necessary to bind any parties that becomes affiliated after the effective date to all applicable terms of this Settlement Agreement.

Section 10.	Miscellaneous.

10.1          Legal Representation. The Parties acknowledge that they have been represented by counsel of their choosing, who have advised them throughout the negotiations and in connection with the execution of this Settlement Agreement.

10.2          Independent Reliance. No Party, or any officer, director, agent, representative, or attorney for any Party has made any statement or representation to the other Party regarding any fact relied upon in entering into this Settlement Agreement, and no Party has relied upon any statement, representation, or promises of the other Party in executing this Settlement Agreement, except as expressly stated in this Settlement Agreement.

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10.3          Authority to Execute. The Parties, and each of them, acknowledge that they have full authority to execute and to enter into this Settlement Agreement, covenants, and releases contained herein, and all other agreements and documents contemplated hereby.

10.4          Notices. If a Party believes that another Party has breached this Settlement Agreement, the breaching Party must be given notice of the alleged breach and a reasonable time, not to exceed thirty (30) days time from the date of receipt of such notice, in which to cure said breach. All notices, requests, demands or other communications under or related to this Settlement Agreement shall be made in writing and shall be made and will be effective upon delivery.

Notices to the Hylete Parties shall be sent to:

Adam Colton, CFO

Hylete, Inc.

560 Stevens Ave, Solana Beach, CA 92075

acolton@hylete.com

Copies of Notices to the Hylete Parties shall be sent to:

Dave Deonarine / Nicholas S. Kawuka

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

dave.deonarine@procopio.com

nicholas.kawuka@procopio.com

Notices to the Hybrid Athletics Parties shall be sent to:

Robert Orlando

8 Saddle Hill Road

Monroe, CT 06468

Copies of Notices to the Hybrid Athletics Parties shall be sent to:

Michael J. Kosma

Whitmyer IP Group

600 Summer Street

Stamford, CT 06901

10.5          Attorneys’ Fees in Subsequent Litigation. In the event that any action shall be instituted by any Party for the enforcement of any of its rights in and under this Settlement Agreement, the prevailing Party shall be entitled to recover from the other Party all costs and reasonable attorneys’ fees incurred by said prevailing Party in said action.

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10.6          Benefit to Agents, Successors, etc. Except as expressly provided or reserved in this Settlement Agreement, this agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their parent and subsidiary corporations, officers, directors, agents, employees, representatives, attorneys, trustees, shareholders, transferees, predecessors, successors and/or assigns, and all persons claiming by or through such respective Parties.

10.7          Further Assurances. Each Party to this Settlement Agreement agrees to cooperate in a timely manner with the other Party to carry out the purpose and effect of this Settlement Agreement including, without limitation, execution, notarization, delivery, and recordation of any instruments, documents, and things as may reasonably be requested to effectuate the terms and conditions of this Settlement Agreement.

10.8          Binding Agreement. The consideration for this Settlement Agreement is and shall be the mutual promises, covenants, and releases contained herein. The Parties acknowledge the terms of this Settlement Agreement are contractual and not a mere recital.

10.9          Severability. If any portion, part or provision of this Settlement Agreement is held, determined, or adjudicated to be invalid, unenforceable, or void, for any reason whatsoever, each such portion, part, or provision shall be severed from the remaining portions, parts, or provisions of this Settlement Agreement, and shall not affect the validity or enforceability of such remaining portions, parts, or provisions.

10.10       Construction. Each Party has cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any construction to be made of this Settlement Agreement, the same shall not be construed against any Party.

10.11      Titles and Headings. Titles and headings of sections of this Settlement Agreement are for convenience of reference only, and shall not affect the construction of any provision of this Settlement Agreement.

10.12       Counterparts. This Settlement Agreement may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all Parties.

10.13        Entire Agreement, Modifications and Waiver. This Settlement Agreement: (a) is intended to be and is final and binding among the Parties; (b) contains all the understandings and the entire agreement between the Parties respecting the matters set forth herein; and (c) supersedes all prior negotiations and agreements between the Parties with respect to the matters addressed in this Settlement Agreement. The recitals set forth at the beginning of this Settlement Agreement are incorporated by reference and made a part of this Settlement Agreement. Furthermore, this Settlement Agreement shall not be modified except by a written agreement signed by the Party or an authorized representative of the Party against whom such modification is sought to be enforced. Failure by any Party to enforce any provision of this Settlement Agreement shall not be deemed a waiver of future enforcement of that provision.

10.14       Governing Law and Choice of Forum. The Parties agree that this Settlement Agreement is made and entered into within and shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Connecticut without regard to the principles of conflicts of laws. Any action to enforce this Settlement Agreement, or to address any claim or dispute arising from or related to the matters addressed in this Settlement Agreement, shall be brought only in Connecticut Superior Court or in the United States District Court for the District of Connecticut.

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10.15        Term and Termination. The term of this Settlement Agreement shall commence on the effective date referenced herein, and shall continue in perpetuity.

10.16        Effective Date. This Settlement Agreement, and each of the terms set forth herein, shall become effective and binding on each Party on the date of execution by the last of the Parties (“Effective Date”).

THE HYLETE PARTIES

HYLETE, INC.

DATED: December 15, 2020	/s/ James Caccavo
James Caccavo
Chief Executive Officer

DATED: December 15, 2020	/s/ Ron Wilson
Ronald L. Wilson II

DATED: December 15, 2020	/s/ Matt Paulson
Matthew Paulson

THE HYBRID ATHLETIC PARTIES

HYBRID ATHLETICS, LLC.

DATED: December 15, 2020	/s/ Robert M. Orlando
Robert Orlando
Owner

DATED: December 15, 2020	/s/ Robert M. Orlando
Robert Orlando

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EXHIBIT A

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE ACT AND SUCH LAWS OR (1) REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED, AND (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FURNISHED TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED. TRANSFER OF THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER ARE ALSO SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS SET FORTH HEREIN.

Warrant No.: CSW- 12	December 17, 2020

HYLETE, INC.

STOCK Purchase Warrant

Hylete, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, Robert Orlando, an individual (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 p.m., Pacific Standard Time, on the tenth (10th) anniversary of the date first set forth above (the “Expiration Date”), the Warrant Stock at the Purchase Price (as hereinafter defined).

This Warrant is to be issued by the Company and grants to the Holder the right to purchase certain Class A Common Stock under the terms and conditions set forth herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)            The term “Purchase Price” shall mean $0.001 per share.

(b)            The term “Warrant Stock” shall mean 950,000 shares of Class A Common Stock of the Company.

1.              Exercise of Warrant. This Warrant may be exercised in full or in part at any time or from time to time until the Expiration Date by the Holder hereof by surrender of this Warrant and the subscription form annexed hereto (duly executed) by Holder, to the Company at its principal office at 560 Stevens Ave, Solana Beach, CA 92075 Attn: CFO (or such other principal office as is the Company’s office of record), accompanied by payment of the Purchase Price. Payment may be paid in cash, by bank or cashiers check, by electronic wire transfer of immediately available funds. On any partial exercise the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants of like tenor, in the name of the Holder hereof, providing in the aggregate on the face or faces thereof for the Warrant Stock for which such Warrant or Warrants may still be exercised, and subject to all terms and conditions (including without limitation exercise limitations) set forth in this Warrant.

2.              Record of Warrant Stock on Exercise. As soon as practicable after the exercise of this Warrant and delivery of the purchase price for the Warrant Stock as set forth in Section 1, above, and in any event within ten (10) days thereafter, the Company at its expense will cause the records of the Company to reflect the issuance of the Warrant Stock acquired pursuant to exercise hereunder in the name of the Holder hereof.

3.             Covenants as to Warrant Stock. The Company covenants and agrees that the Warrant Stock which may be issued upon the exercise of this Warrant will, upon issuance and payment therefore, be validly issued, fully paid and free from all taxes, liens and charges with respect to the issue thereof.

4.              No Stockholder Rights. This Warrant, by itself and as distinguished from any stock issued pursuant to this Warrant, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

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5.              Restrictions on Transfer. Neither this Warrant nor any of the Warrant Stock issuable upon the exercise of all or any portion of this Warrant may be transferred except in accordance with, and subject to, the provisions of this Warrant. The Holder acknowledges that this Warrant and the securities issuable upon exercise of the Warrant have not been registered under the 1933 Act, or applicable state securities laws and may not be transferred or otherwise disposed of unless it has been registered under that Act and is in compliance with applicable state securities laws or an exemption from registration is available. Any securities issuable upon conversion of the Warrant shall be imprinted with an appropriate legend relating to the transfer restrictions applicable to such securities.

6.              Transfer of Warrant. Subject to the provisions of Section 5 above, any transfers of this Warrant and any rights hereunder shall be effectuated at the office of the Company referred to in Section 1, upon surrender of this Warrant properly endorsed and upon registration of such transfer with the Company. The Company shall treat the registered Holder hereof as the owner hereof for all purposes.

7.              Acquisition. The Company shall provide Holder with written notice of an Acquisition (as defined below) (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (1) the sale, lease, exclusive license, or other disposition of all or a majority of the assets of the Company; (2) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the members of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (3) any sale or other transfer by the members of the Company of stock representing at least a majority of the Company’s then-total outstanding combined voting power. In the event of any sale or other transfer by the members of the Company of stock representing at least a majority of the Company’s then-total outstanding combined voting power, the Holder shall be given the opportunity to exercise this Warrant and participate in such sale or other transfer.

8.              Adjustment of Warrant Stock.

(a)            Subdivisions, Combinations, Distributions and Other Issuances. If the Company shall at any time after the issuance but prior to the Expiration Date carry out a stock split with respect to its Class A Common Stock or issue a stock dividend to its member(s), the Warrant Stock issuable on the exercise of this Warrant shall forthwith be proportionately adjusted. Appropriate adjustments shall also be made to the Purchase Price payable for the total Warrant Stock, but the aggregate Purchase Price payable for the total Warrant Stock purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the stock split or stock dividend becomes effective, or as of the record date of such distribution, or in the event that no record date is fixed, upon the making of such distribution.

(b)            Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, conversion of the Company’s Class A Common Stock or change in the capital structure of the Company directly affecting the Company’s Class A Common Stock (other than as a result of a stock split or stock dividend provided for in Section 8(a) above), then as a condition of such reclassification, reorganization, conversion or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the Expiration Date to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of equity interests and other securities or property receivable in connection with such reclassification, reorganization, conversion or change by a holder of the same number and type of securities as were purchasable as Warrant Stock by the Holder immediately prior to such reclassification, reorganization, conversion or change. In any case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any equity interests or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Purchase Price for such Warrant Stock payable hereunder, provided that the aggregate Purchase Price shall remain the same.

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9.              Piggyback Registration Rights

(a)            If the Company at any time proposes to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s stock (or any other equity security of the Company), other than in connection with an exchange offer or a registration statement on Form S-4 or S-8 or any successor forms thereto (a “Registration”), then the Company shall, at each such time, promptly give the Holder written notice of such proposed Registration. Upon the written request of the Holder given within twenty (20) days after receipt of such notice from the Company, the Company shall, subject to the following provisions, cause to be included in such Registration all Registrable Securities (as defined below) owned by the Holder that the Holder requests to be so included. Any references to the Company in this Section 9 will also be deemed to refer to any successor of the Company, and any references to Company stock or Warrant Stock in this Section 9 will also be deemed to refer to equity securities of the Company (or its successor) into which Company stock has been reclassified, changed, converted or exchanged. For purposes of this Section 9, “Registrable Securities” means (i) the Warrant Stock then owned by the Holder and (ii) any equity securities issued or issuable with respect to, or in exchange for or in replacement of, any Warrant Stock held by the Holder, including as a result of any stock split, stock dividend, recapitalization, reclassification, exchange, conversion or similar event or otherwise.

(b)            Pursuant to this Section 9, the Holder may participate in any underwritten Registration provided (a) the Holder agrees to sell Registrable Securities on such terms and conditions as are provided in any applicable underwriting arrangements (it being understood and agreed that such terms and conditions shall not be more onerous, restrictive or otherwise unfavorable to the Holder than the terms and conditions applicable generally to other selling securityholders participating in the Registration; provided, however, that the Holder shall not be required to make any representations or warranties except as they relate to such Holder’s ownership of Registrable Securities and authority to enter into the underwriting agreement (including as to the execution, delivery and enforceability thereof) and to the Holder's intended method of distribution, and will not be required to indemnify the Company or the underwriters other than on reasonable and customary terms), and (b) the Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents which are reasonable and customarily required under the terms of such underwriting arrangements and which are required generally of selling securityholders participating in the Registration.

(c)            The Holder agrees, if requested by the Company and the applicable managing underwriter of each selling securityholder participating in the Registration, that it shall not transfer any Warrant Stock held by such Holder during the 180 day period (or such lesser period as may be provided by the applicable underwriting agreement) following the effective date of a registration statement covering any Registrable Securities filed under the Securities Act, without the prior written consent of the Company or such managing underwriter, as the case may be. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restriction until the end of such 180 day period (or such lesser period as may be provided by the applicable underwriting agreement).

(d)            All registration expenses incurred in connection with a Registration pursuant to this Warrant (including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements for counsel for the Company and the Holder, and blue sky expenses) shall be borne by the Company, provided however, that all underwriting discounts and selling commissions applicable to Registrable Securities shall be borne by the Holder proposing to sell such Registrable Securities, based upon all shares to be sold, including those to be sold by the Company.

(e)            Indemnification. Whenever, pursuant to this Section 9, a registration statement relating to Registrable Securities is filed under the Securities Act, the Company will indemnify and hold harmless the Holder, each of its officers, directors, members, managers, partners and employees, and each Person, if any, who controls the Holder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Indemnitees” and, individually, an “Indemnitee”), against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees), joint or several, to which such Indemnitees, or any of them, may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages, liabilities, cost or expenses (or actions in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, or prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, unless any such statement or omission is based on and in conformity with written information provided by the Indemnitee specifically for inclusion in such registration statement or prospectus, or (y) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of any of its obligations under this Section 9 or with the Registration or the offering contemplated thereby, provided such violation or alleged violation is not finally judicially determined to have been caused by the actions of Indemnitee, and will reimburse each Indemnitee for all legal and other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability, cost, expense or action. The provisions of this Section 9(f) shall survive the completion of any offering of Registrable Securities and the expiration of this Warrant. The indemnity and contribution agreements contained in this Section 9(f) are in addition to any liability that the Company may have to an Indemnitee.

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10.            Dissolution. Upon any proposed distribution of the assets of the Company in dissolution or liquidation, the Company shall mail notice of such distribution to Holder and shall make no distribution to its members until the expiration of forty-five (45) days from the date of mailing of such notice. Upon receipt of such notice, Holder may exercise the Warrants at any time prior to the expiration of such 45-day period and thereafter receive any distributions made to members of the Company in connection with such dissolution or liquidation.

11.            Exchange of Warrant. This Warrant is exchangeable upon the surrender hereof by the Holder at the office or agency of the Company designated in Section 1 hereof, for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the Warrant Stock which may be subscribed for and purchased hereunder, each of such new Warrant to represent the right to subscribe for and purchase the Warrant Stock as shall be designated by the Holder hereof at the time of such surrender.

12.            Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

13.           Governing Law. THIS WARRANT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. BORROWER AND THE LENDER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. Each party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the state and federal courts located in the County of San Diego, State of California and waives any objection it may now or hereafter have to venue or to convenience of forum with respect to any matter arising out of this Warrant. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions.

14.            Miscellaneous. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be issued as of the date first written above.

Hylete, Inc.

By:

Name:

Title:

Acknowledged and Accepted:

Robert Orlando

By:

Name:

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FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

TO HYLETE, INC.:

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, _____ shares of ____________ Class A Common Stock in Hylete, Inc. and herewith makes payment of $_____________ therefor in cash.

In exercising the Warrant, the undersigned hereby confirms and acknowledges that the shares of ____________ Class A Common Stock are being acquired solely for (i) the account of the undersigned and not as a nominee of any other party and (ii) investment for its own account and not with a view toward the resale or distribution thereof except in compliance with applicable state and federal securities laws.

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

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